EXHIBIT 10(jj)

DEVRY INC.
EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of October 12, 2009 (the “Effective Date”), by and between DeVry Inc. (“DeVry”), and Donna N. Jennings-Howell (the “Executive”). DeVry and the Executive are sometimes hereinafter referred to individually as a “Party” and together as “Parties.”

Unless otherwise defined in the body of this Agreement, capitalized terms shall be defined as provided in Appendix I to this Agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1.            Employment Period. DeVry will employ the Executive, and the Executive hereby accepts employment with DeVry, upon the terms and subject to the conditions set forth in this Agreement. The Executive’s employment under this Agreement shall begin on the Effective Date and shall continue thereafter until the first to occur of the events described in Section 8(a) (the “Employment Period”).

2.            Position and Duties.

(a)          Title; Responsibilities. During the Employment Period, the Executive will serve as the Senior Vice President, Human Resources of DeVry and will have the normal duties, responsibilities and authority of that position, subject to the power of the CEO to expand or limit such duties, responsibilities and authority; provided, however, at all times, Executive’s duties, responsibilities and authority shall be commensurate with such duties, responsibilities and authority held by executives in comparable positions in corporations of similar size and scope to DeVry in DeVry’s industry. The Executive shall report to the CEO or the CEO’s designee. In this trusted, executive position, the Executive will be given access to DeVry’s Confidential Information. The Executive shall comply in all material respects with all applicable laws, rules and regulations relating to the performance of the Executive’s duties and responsibilities hereunder, including DeVry’s Code of Business Conduct and Ethics.

3.            Compensation.

(a)          Base Salary. The Executive shall receive a yearly Base Salary under this Agreement established as of the Effective Date. The Executive’s Base Salary will be paid by DeVry in substantially equal bi-weekly installments. The Base Salary will be reviewed annually by the CEO in coordination with the Compensation Committee and upon such review the Base Salary may be increased by the CEO in coordination with the Compensation Committee (but subject to any applicable DeVry policy, law, or exchange listing requirement); provided, however, the Base Salary under this Agreement, including as subsequently adjusted upwards, may not be decreased thereafter except in the case of an across-the-board percentage reduction in base salaries of executives at the Executive’s level affecting such executives equally. All amounts payable to the Executive under this Agreement will be subject to all required withholding by DeVry.

(b)          Equity Awards. In addition to the Base Salary, the Executive shall be eligible for annual equity awards, as determined by DeVry, the Board and/or Compensation Committee as necessary and appropriate to comply with DeVry policy, applicable law, or exchange listing requirements, under DeVry’s equity award plan(s) covering executives at the Executive’s level, as in effect from time to time.

4.            Management Incentive. In addition to the Base Salary, the Executive will be eligible to receive an annual MIP Target payment under DeVry’s annual Management Incentive Plan, as in effect from time to time, upon the achievement of specific DeVry-wide and personal performance goals that will be determined each fiscal year by the Executive’s direct supervisor and/or the Compensation Committee as necessary and appropriate to comply with DeVry policy; provided, however, the MIP Award may be based on a higher or lower percentage of the MIP Target for performance which is in excess of target goals or below target goals, respectively. Any MIP Award due and owing hereunder with respect to any fiscal year shall be paid no later than the fifteenth day of the third month following the end of DeVry’s fiscal year in which the MIP Award was earned.

5.            Vacation. The Executive will be entitled to the number of weeks of vacation each fiscal year equal to that of other executives at the Executive’s level.

6.            Benefits.

(a)          Other Benefit Plans and Programs. In addition to the Base Salary and other compensation provided for in Section 3 and Section 4 above, the Executive shall be eligible to participate in such health and welfare benefit plans (including Executive’s eligible dependents) and any qualified and/or non-qualified retirement plans of DeVry as may be in effect from time to time; provided, however, that participation shall be subject to all of the terms and conditions of such plans, including, without limitation, all waiting periods, eligibility requirements, vesting, contributions, exclusions and other similar conditions or limitations. Any and all benefits under any such plans shall also be payable, if applicable, in accordance with the underlying terms and conditions of such plan document. Executive’s participation in the foregoing plans and any perquisite programs will be on terms no less favorable than afforded to executives at the Executive’s level, as in effect from time to time. DeVry, however, shall have the right in its sole discretion to modify, amend or terminate such benefit plans and/or perquisite programs at any time. DeVry will reimburse the Executive for all reasonable business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with DeVry’s policies and procedures in effect from time to time.

7.            Relocation Expenses. [RESERVED].

8.            Termination.

(a)          When Does Termination Occur. The Executive’s employment with DeVry and the Employment Period will end on the earlier of (i) the Executive’s death or Permanent Disability, (ii) the Executive’s resignation at any time with or without Good Reason, or (iii) termination by DeVry at any time with or without Cause. Except as otherwise provided herein, any termination of the Employment Period by DeVry or by the Executive will be effective as specified in a written notice from the terminating Party to the other Party; provided, however, if the Executive’s employment with DeVry is terminated during the Employment Period by DeVry without Cause or by the Executive without Good Reason, the terminating Party must give the other Party at least thirty (30) days prior written notice. For avoidance of doubt, Executive’s voluntary retirement from DeVry shall be deemed a resignation by Executive without Good Reason.

(b)          Termination Due to Death or Permanent Disability. If the Employment Period is terminated pursuant to Section 8(a)(i) above, then, through the date of termination of Executive’s employment with DeVry, the Executive will be entitled to the Accrued Benefits payable no later than thirty (30) days following Executive’s Termination Date. Except as set forth in this paragraph (b), the Executive will not be entitled to any other Base Salary, severance, compensation or benefits from DeVry thereafter, other than those previously earned under any of DeVry’s retirement plans or expressly required under applicable law.

(c)          Termination by DeVry With Cause or By the Executive Without Good Reason. If the Employment Period is terminated by DeVry with Cause or if the Executive resigns without Good Reason, then the Executive will only be entitled to receive the Accrued Benefits payable no later than thirty (30) days following Executive’s Termination Date. Except as set forth in this paragraph (c), the Executive will not be entitled to any other Base Salary, severance, compensation or benefits from DeVry thereafter, other than those previously earned under any of DeVry’s retirement plans or expressly required under applicable law. Within ten (10) days following notice of termination with Cause, the Executive may request of the CEO an opportunity to cure the Cause event, which request shall be determined by the CEO in the CEO’s sole discretion.

(d)          Termination by DeVry Without Cause or By the Executive With Good Reason. If:

(i)          the Executive’s employment with DeVry is terminated during the Employment Period (A) by DeVry without Cause or (B) by the Executive with Good Reason; and

(ii)         the Executive executes a Release and such Release is not timely revoked by Executive and becomes legally effective; and

(iii)        the Executive complies with the terms of this Agreement and the Release, then the Executive will be entitled to receive:

(A)         Accrued Benefits. the Accrued Benefits payable no later than thirty (30) days following Executive’s Termination Date;

(B)         Base Salary and MIP Award. payment of an amount equal to one (1) times the sum of Executive’s Base Salary (at the rate then in effect) plus MIP Target, which shall be payable in twelve (12) equal monthly payments commencing with the first payroll period following the date the Release becomes legally effective; and

(C)         Other Benefits. the following “Additional Benefits”;

(I)         Pro-Rated MIP Award. Provided that Executive has been employed for not less than six (6) months during the fiscal year during which Executive’s Termination Date occurs, payment of a pro-rated MIP Award pursuant to Section 4 (based on the number of days in the fiscal year which have passed divided by 365) based upon accomplishment of the relevant performance targets for the relevant fiscal year which includes the Executive’s Termination Date, which MIP Award shall be payable in a lump sum payment at the time all other MIP Awards for such fiscal year are paid to the other DeVry senior executives;

(II)        Health Continuation. Twelve (12) months of continued health benefit plan coverage following the Termination Date at active employee levels and active employee cost for Executive and Executive’s eligible dependents; such health benefits shall be provided and paid for by the Executive per regular payroll period of DeVry commencing with the first payroll period following the Executive’s termination of employment and continuing until the earlier of (1) the twelve (12) month anniversary of Executive’s Termination Date, or (2) the date Executive is eligible for equivalent coverage and benefits under the plans and programs of a subsequent employer. Medical expenses (as defined in Code Section 213(d)) paid pursuant to this paragraph are intended to be exempt from Code Section 409A to the extent permitted under Treasury Regulation §§1.409A-1(b)(9)(v)(B) and -3(i)(l)(iv)(B). However, to the extent any health benefits provided pursuant to this paragraph do not qualify for exemption under Code Section 409A, DeVry shall provide Executive with a lump sum payment in an amount equal to the number of months of coverage to which Executive is entitled times the then applicable premium for the relevant health plan in which Executive participated. Such lump sum amount will be paid during the second month following the month in which such coverage expires; and

(III)       Outplacement Services. DeVry shall, at its sole expense, provide the Executive with a six (6) month senior executive level outplacement program the provider of which shall be selected by DeVry in DeVry’s sole discretion with such expenses being payable to the outplacement service as soon as administratively practicable but in no event later that the last day of the calendar year immediately following the calendar year in which such expense was incurred by the Executive.

(e)          Specified Employee Six Month Delay Requirement. Notwithstanding the provisions of paragraph (d) immediately above, because DeVry is a “public company” within the meaning of Code Section 409A, any amounts payable to the Executive during the first six months and one day following the Termination Date pursuant to paragraph (d) immediately above shall be deferred until the date which is six months and one day following such Termination Date, with the first payment being in an amount equal to the total amount to which the Executive would otherwise have been entitled during the period following the Termination Date of employment if the six-month deferral had not been required. Except as otherwise expressly provided in paragraph (d) immediately above, all of the Executive’s rights to Base Salary, employee benefits, severance and other compensation hereunder or under any policy or program of DeVry which accrue or become payable on or after the termination of the Employment Period will cease upon such Termination Date other than those expressly required under applicable law.

(f)          No Offset or Mitigation. Except for such monies due and owing DeVry, if Executive’s employment with DeVry is terminated for any reason, DeVry will have no right of offset, nor will Executive be under any duty or obligation to seek alternative or substitute employment at any time after the effective date of such termination or otherwise mitigate any amounts payable by DeVry to Executive.

9.            Change in Control.

(a)          Obligations of DeVry upon Executive’s Termination with Good Reason or DeVry’s Termination of Executive Without Cause During Change in Control Period. If:

(i)          during the Change in Control Period, DeVry terminates the Executive’s employment without Cause (other than for death or Disability) or the Executive terminates employment for Good Reason, and

(ii)         the Executive executes the Release and such Release is not timely revoked by Executive and becomes legally effective; and

(iii)        the Executive complies with the terms of this Agreement and the Release,

then the Executive will be entitled to receive:

(A)         Accrued Benefits. the Accrued Benefits payable no later than thirty (30) days following Executive’s Termination Date;

(B)         Base Salary and MIP Award. payment of an amount equal to one and one-half (1-1/2) times the sum of Executive’s Base Salary (at the rate then in effect) plus MIP Target, which shall be payable in eighteen (18) equal monthly payments commencing with the first payroll period following the date the Release becomes legally effective; and

(C)         Other Benefits. Additional Benefits as delineated in Section 8(d)(iii)(C) above except that in subsection (II) the reference to “twelve (12) months” shall be changed to “eighteen (18) months” and in subsection (III) the reference to “six (6) month” shall be changed to “nine (9) months.”

(b)          Obligations of DeVry upon Executive’s Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Change in Control Period, DeVry shall provide the Executive’s estate or beneficiaries with the Accrued Benefits, and shall have no other severance obligations under this Agreement. The Accrued Benefits shall be paid to the Executive’s estate or beneficiary, as applicable, within thirty (30) days following the Termination Date.

(c)          Obligations of DeVry upon Executive’s Permanent Disability. If the Executive’s employment is terminated by reason of the Executive’s Permanent Disability during the Change in Control Period, DeVry shall provide the Executive with the Accrued Benefits, and shall have no other severance obligations under this Agreement. The Accrued Benefits shall be paid to the Executive within thirty (30) days following the Termination Date.

(d)          Obligations of DeVry upon Executive’s Termination Without Good Reason or DeVry’s Termination of Executive With Cause During Change in Control Period. If the Executive’s employment is terminated for Cause during the Change in Control Period or the Executive resigns during the Change in Control Period without Good Reason, DeVry shall provide the Executive with the Accrued Benefits, and shall have no other severance obligations under this Agreement. In such case, all Accrued Benefits shall be paid to the Executive within thirty (30) days following the Termination Date. For avoidance of doubt, expiration of the Agreement during the Change in Control Period by action of the Executive in accordance with Section 1 shall be deemed a resignation by Executive without Good Reason.

(e)          Anticipatory Change in Control. If a Change in Control occurs and if the Executive’s employment with DeVry was terminated by DeVry without Cause within six (6) months prior to the date such Change in Control occurred, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who had taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then Executive shall be deemed to have been involuntarily terminated by DeVry without Cause during the Change in Control Period and shall be eligible to receive the monies and benefits under Section 9(a) rather than Section 8(d) of the Agreement.

10.          Confidential Information.

(a)          The Executive recognizes and acknowledges that the continued success of DeVry and its Affiliates depends upon the use and protection of a large body of confidential and proprietary information and that the Executive will have access to the entire universe of DeVry’s Confidential Information (as defined below in Section 10(b)), as well as certain confidential information of other Persons with which DeVry and its Affiliates do business, and that such information constitutes valuable, special and unique property of DeVry, its Affiliates and such other Persons.

(b)          Confidential Information. For purposes of this Agreement, DeVry’s “Confidential Information” shall include DeVry and its Affiliates’ trade secrets as defined under Delaware law, as well as any other information or material which is not generally known to the public, and which: (a) is generated, collected by or utilized in the operations of DeVry or its Affiliates’ business and relates to the actual or anticipated business, research or development of DeVry, its Affiliates or DeVry and its Affiliates’ actual or prospective Customers; or (b) is suggested by or results from any task assigned to the Executive by DeVry or its Affiliates, or work performed by the Executive for or on behalf of DeVry or its Affiliates. Confidential Information shall not be considered generally known to the public if the Executive or others improperly reveal such information to the public without DeVry or its Affiliates’ express written consent and/or in violation of an obligation of confidentiality owed to DeVry or its Affiliates. Confidential Information includes, without limitation, the information, observations and data obtained by the Executive while employed by DeVry concerning the business or affairs of DeVry or its Affiliates, including information concerning acquisition opportunities in or reasonably related to DeVry or its Affiliates’ business or industry, the identities of and other information (such as databases) relating to the current, former or prospective employees, suppliers and Customers of DeVry or its Affiliates, development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, financial and business plans, financial data, pricing information, employee lists and telephone numbers, locations of sales representatives, new and existing customer or supplier programs and services, customer terms, customer service and integration processes, requirements and costs of providing service, support and equipment.

(c)          The Executive agrees to use DeVry’s Confidential Information only as necessary and only in connection with the performance of Executive’s duties hereunder. The Executive shall not, without DeVry’s prior written permission, directly or indirectly, utilize for any purpose other than for a legitimate business purpose solely on behalf of DeVry or its Affiliates, or directly or indirectly, disclose outside of DeVry or outside of the Affiliates, any of DeVry’s Confidential Information, as long as such matters remain Confidential Information. The restrictions set forth in this paragraph are in addition to and not in lieu of any obligations the Executive may have by law with respect to DeVry’s Confidential Information, including any obligations the Executive may owe under any applicable trade secrets statutes or similar state or federal statutes. This Agreement shall not prevent the Executive from revealing evidence of criminal wrongdoing to law enforcement or prohibit the Executive from divulging DeVry’s Confidential Information by order of court or agency of competent jurisdiction. However, the Executive shall promptly inform DeVry of any such situations and shall take such reasonable steps to prevent disclosure of DeVry’s Confidential Information until DeVry or its relevant Affiliates have been informed of such requested disclosure and DeVry has had an opportunity to respond to the court or agency.

(d)          The Executive understands that DeVry and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on DeVry or its Affiliates to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the foregoing provisions of this Section 10, the Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of DeVry and its Affiliates who need to know such information in connection with their work for DeVry or its Affiliates) or use Third Party Information unless expressly authorized by such third party or by the CEO.

(e)          During the Employment Period, the Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person or entity to whom the Executive has an obligation of confidentiality, and will not bring onto the premises of DeVry or its Affiliates any unpublished documents or any property belonging to any former employer or any other person or entity to whom the Executive has an obligation of confidentiality unless consented to in writing by the former employer or such other person or entity. The Executive will use in the performance of Executive’s duties only information which is (i) generally known and used by persons with training and experience comparable to the Executive’s and which is (x) common knowledge in the industry or (y) otherwise legally in the public domain, (ii) otherwise provided or developed by DeVry or its Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person or entity to whom the Executive has an obligation of confidentiality, approved for such use in writing by such former employer or other person or entity.

11.          Return of DeVry Property. The Executive acknowledges and agrees that all notes, records, reports, sketches, plans, unpublished memoranda or other documents, whether in paper, electronic or other form (and all copies thereof), held by the Executive concerning any information relating to the business of DeVry or its Affiliates, whether confidential or not, are the property of DeVry and its Affiliates. The Executive will immediately deliver to DeVry at the termination or expiration of the Employment Period, or at any other time the CEO may request, all equipment, files, property, memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and all electronic, paper or other copies thereof) belonging to DeVry or its Affiliates which includes, but is not limited to, any materials that contain, embody or relate to the Confidential Information, Work Product or the business of DeVry or its Affiliates, which Executive may then possess or have under Executive’s control. The Executive will take any and all actions reasonably deemed necessary or appropriate by DeVry or its Affiliates from time to time in its sole discretion to ensure the continued confidentiality and protection of the Confidential Information. The Executive will notify DeVry and the appropriate Affiliates promptly and in writing of any circumstances of which the Executive has knowledge relating to any possession or use of any Confidential Information by any Person other than those authorized by the terms of this Agreement.

12.          Intellectual Property Rights. The Executive acknowledges and agrees that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all resulting patent applications, issued patents, copyrights, copyright applications and registrations, and trademark applications and registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, which relate to DeVry or Affiliates’ actual or anticipated Business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by DeVry or an Affiliate (collectively, the “Work Product”) belong to DeVry. The Executive further acknowledges and agrees that to the extent relevant, this Agreement constitutes a “work for hire agreement” under the Copyright Act, and that any copyrightable work (“Creation”) constitutes a “work made for hire” under the Copyright Act such that DeVry is the copyright owner of the Creation. To the extent that any portion of the Creation is held not to be a “work made for hire” under the Copyright Act, the Executive hereby irrevocably assigns to DeVry all right, title and interest in such Creation. All other rights to any new Work Product and all rights to any existing Work Product are also hereby irrevocably conveyed, assigned and transferred to DeVry pursuant to this Agreement. The Executive will promptly disclose and deliver such Work Product to DeVry and, at DeVry’s expense, perform all actions reasonably requested by DeVry (whether during or after the Employment Period) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments). All Work Product made within six months after termination of the Executive’s employment with DeVry will be presumed to have been conceived during the Executive’s employment with DeVry, unless the Executive can prove conclusively that it was created after such termination.

13.          Non-Compete, Non-Solicitation.

(a)          In further consideration of the compensation to be paid to the Executive hereunder, the Executive acknowledges that in the course of Executive’s employment with DeVry, Executive has, and will continue to, become familiar with DeVry’s Confidential Information, methods of doing business, business plans and other valuable proprietary information concerning DeVry, its Affiliates, and their customers and suppliers and that Executive’s services have been and will be of special, unique and extraordinary value to DeVry and its Affiliates. The Executive agrees that, during the Employment Period and continuing for, as applicable, (i) twelve (12) months thereafter, regardless of the reason for the termination of Executive’s employment other than under Section 9(a) above or (ii) eighteen (18) months in the event of a termination under Section 9(a) above (the “Restricted Period”), the Executive will not, directly or indirectly, anywhere in the Restricted Area:

(i)          own, manage, operate, or participate in the ownership, management, operation, or control of, or be employed by, any entity which is in competition with the Business of DeVry or its Affiliates in which the Executive would hold a position with responsibilities that are entirely or substantially similar to any position the Executive held during the last twelve (12) months of the Executive’s employment with DeVry or in which the Executive would have responsibility for and access to confidential information that is similar to or relevant to that which the Executive had access to during the last twelve (12) months of the Executive’s employment with DeVry; or

(ii)         provide services to any person or entity that engages in any business that is similar to, or competitive with DeVry or its Affiliates’ Business if doing so would require the Executive to use or disclose DeVry’s Confidential Information.

Nothing herein will prohibit the Executive from being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

(b)          During the Restricted Period, the Executive will not, directly or indirectly, in any manner: (i) hire or engage, or recruit, solicit or otherwise attempt to employ or retain or enter into any business relationship with, any Person who is or was an employee of or consultant to DeVry or its Affiliates within the twelve (12) month period immediately preceding the termination of Executive’s employment, (ii) induce or attempt to induce any person who is or was an employee of, or consultant to, DeVry or its Affiliates within the twelve (12) month period immediately preceding the termination of Executive’s employment, to leave the employ of DeVry or the relevant Affiliates, or in any way interfere with the relationship between DeVry, its Affiliates and any of their employees or consultants, (iii) employ or retain or enter into any business relationship with any person who was an employee of or consultant to DeVry or its Affiliates within the twelve (12) month period immediately preceding the termination of Executive’s employment, or (iv) recommend the hiring of, or provide a reference for any person who was an employee of or consultant to DeVry or its Affiliates (provided, however that the Executive may hire former employees and consultants to DeVry and its Affiliates after such former employees or consultants have ceased to be employed or otherwise engaged by DeVry or its Affiliates for a period of at least twelve (12) months).

(c)          During the Restricted Period, the Executive will not, directly or indirectly: (i) call on, solicit or service any Customer with the intent of selling or attempting to sell any service or product similar to, or competitive with, the services or products sold by DeVry or its Affiliates as of the date of the termination of Executive’s employment, or (ii) in any way interfere with the relationship between DeVry, its Affiliates and any Customer, supplier, licensee or other business relation (or any prospective Customer, supplier, licensee or other business relationship) of DeVry or its Affiliates (including, without limitation, by making any negative or disparaging statements or communications regarding DeVry, its Affiliates or any of their operations, officers, directors or investors). This non-solicitation provision applies to those Customers, suppliers, licensees or other business relationships of DeVry with whom the Executive: (l) has had contact or has solicited at any time in the twelve (12) month period of time preceding the termination of the Executive’s employment, (2) has supervised the services of any of DeVry’s or Affiliates’ employees who have had any contact with or have solicited at any time during the twelve (12) month period of time preceding the termination of Executive’s employment; or (3) has had access to any Confidential Information about such Customers, suppliers, licensees or other business relationships at any time during the twelve (12) month period of time preceding the termination of Executive’s employment.

(d)          The Executive acknowledges and agrees that the restrictions contained in this Section 13 with respect to time, geographical area and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of DeVry and its Affiliates. In particular, the Executive agrees and acknowledges that DeVry is currently engaging in Business and actively marketing its services and products throughout the Restricted Area, that Executive’s duties and responsibilities for DeVry and/or its Affiliates are co-extensive with the entire scope of DeVry’s Business, that DeVry has spent significant time and effort developing and protecting the confidentiality of their methods of doing business, technology, customer lists, long term customer relationships and trade secrets and that such methods, technology, customer lists, customer relationships and trade secrets have significant value. However, if, at the time of enforcement of this Section 13, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of DeVry and its Affiliates, the Parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible. The existence of any claim or cause of action by the Executive against DeVry, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by DeVry of the provisions of Sections 10, 11, 12 or this Section 13, which Sections will be enforceable notwithstanding the existence of any breach by DeVry. Notwithstanding the foregoing, the Executive will not be prohibited from pursuing such claims or causes of action against DeVry. The Executive consents to DeVry notifying any future employer of the Executive of the Executive’s obligations under Sections 10, 11, 12 and this Section 13 of this Agreement.

(e)          In the event of the breach or a threatened breach by the Executive of any of the provisions of Sections 10, 11, 12 or this Section 13, DeVry, in addition and supplementary to any other rights and remedies existing in its favor, will be entitled to seek specific performance and/or injunctive or other equitable relief (in the form of a temporary restraining order, preliminary injunction and/or permanent injunction) from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof.

(f)          Upon the Executive’s written request, the CEO may, in the CEO’s sole discretion, permit the Executive to engage in certain work or activity that is otherwise prohibited by this Agreement, if and only if the Executive first provides the CEO with written evidence satisfactory to the CEO, including assurances from any new employer of the Executive, that the contribution of Executive’s knowledge to that work or activity will not cause the Executive to disclose, base judgment upon, or use DeVry’s trade secrets or other Confidential Information. The Executive shall not engage in such work or activity unless and until the Executive receives written consent from the CEO.

(g)          Neither the CEO’s consent under Section 13(f) nor DeVry’s failure to seek enforcement of any restrictive covenant under this Agreement shall be deemed a consent or waiver by DeVry of any subsequent breach of this Agreement by the Executive and DeVry shall have the right to seek enforcement of this Agreement against the Executive for any breach not specifically consented to in writing by the CEO or DeVry.

14.          Executive’s Representations. [RESERVED].

15.          Survival. Any provisions which by its nature is intended to survive and continue in full force in accordance with its terms shall continue notwithstanding the termination of the Employment Period.

16.          Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, sent by reputable overnight courier service, sent by facsimile (with hard copy to follow by regular mail) or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to the Executive:

Donna N. Jennings-Howell
At such home address which is currently on record with DeVry

Notices to DeVry:

DeVry Inc.
Attn: President and Chief Executive Officer
One Tower Lane
Oakbrook Terrace, IL 60181

with copies to (which will not constitute notice to DeVry):

Eugene Jacobs, Esq.
Seyfarth Shaw LLP
131 S. Dearborn Street, Suite 2400
Chicago, IL 60603

or such other address or to the attention of such other person as the recipient Party will have specified by prior written notice to the sending Party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

17.          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any action in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

18.          Complete Agreement. This Agreement embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

19.          Counterparts. This Agreement may be executed in separate counterparts (including by facsimile signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

20.          No Strict Construction. The parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their collective mutual intent, this Agreement will be construed as if drafted jointly by the parties hereto, and no rule of strict construction will be applied against any Person.

21.          Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, DeVry and their respective heirs, successors and assigns. The Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of DeVry. DeVry may not assign its rights and obligations hereunder, without the consent of, or notice to, the Executive, with the sole exception being a sale to any Person that acquires all or substantially all of DeVry whether stock or assets, in which case such consent of the Executive is not necessary.

22.          Choice of Law; Exclusive Venue. THIS AGREEMENT, AND ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. SUBJECT TO SECTION 24 OF THIS AGREEMENT, THE PARTIES AGREE THAT ALL LITIGATION ARISING OUT OF OR RELATING TO SECTIONS 10, 11, 12 OR 13 OF THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN DELAWARE (COLLECTIVELY THE “DESIGNATED COURTS”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

23.          Dispute Resolution. Notwithstanding anything to the contrary, any and all other disputes, controversies or questions arising under, out of, or relating to this Agreement (or the breach thereof), or, the Executive’s employment with DeVry or termination thereof, other than those disputes relating to Executive’s alleged violations of Sections 10 (Confidential Information), 11 (return of property), 12 (intellectual property) and 13 (covenants of noncompete and nonsolicitation) of this Agreement, shall be referred for binding arbitration in Chicago, Illinois to a neutral arbitrator (who is licensed to practice law in any State within the United States of America) selected by the Executive and DeVry and this shall be the exclusive and sole means for resolving such dispute. Such arbitration shall be conducted in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association. The arbitrator shall have the discretion to award reasonable attorneys’ fees, costs and expenses to the prevailing party. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 24 does not apply to any action by DeVry to enforce Sections 10, 11, 12 and 13 of this Agreement and does not in any way restrict DeVry’s rights under Section 22 of this Agreement.

24.          Mutual Waiver of Jury Trial. IN THE EVENT OF LITIGATION AS PERMITTED UNDER SECTION 22 (AND SUBJECT TO SECTION 23) OF THIS AGREEMENT, DEVRY AND THE EXECUTIVE EACH WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, AS PERTAINS TO A CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE UNDER SECTIONS 10, 11, 12 OR 13 OF THIS AGREEMENT. DEVRY AND THE EXECUTIVE EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION WILL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF SECTIONS 10, 11, 12 OR 13 OF THIS AGREEMENT. THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO SECTIONS 10, 11, 12 OR 13 OF THIS AGREEMENT.

25.          Indemnification. In addition to any rights to indemnification to which the Executive is entitled under DeVry’s charter and by-laws, to the extent permitted by applicable law, DeVry will indemnify, from the assets of DeVry supplemented by insurance in an amount determined by DeVry, the Executive at all times, during and after the Employment Period, and, to the maximum extent permitted by applicable law, shall pay the Executive’s expenses (including reasonable attorneys’ fees and expenses, which shall be paid in advance by DeVry as incurred, subject to recoupment in accordance with applicable law) in connection with any threatened or actual action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of DeVry directly or derivatively or by any third party by reason of any act or omission or alleged act or omission in relation to any affairs of DeVry or any subsidiary or affiliate of DeVry of the Executive as an officer, director or employee of DeVry or of any subsidiary or affiliate of DeVry. DeVry shall use its best efforts to maintain during the Employment Period and thereafter insurance coverage sufficient in the determination of the Board to satisfy any indemnification obligation of DeVry arising under this Section 25.

26.          Nondisparagement. Executive agrees that both during the Employment Period and thereafter, the Executive shall not make or publish any statements or comments that disparage or injure the reputation or goodwill of DeVry or any of its affiliates, or any of its or their respective officers or directors, or otherwise make any oral or written statements that a reasonable person would expect at the time such statement is made to likely have the effect of diminishing or injuring the reputation or goodwill of DeVry, or any of its affiliates, or any of its or their respective officers or directors; provided, however, nothing herein shall prevent the Executive from providing any information that may be compelled by law.

27.          Assistance in Proceedings. During the Employment Period and thereafter, the Executive will cooperate with DeVry in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by DeVry (including, without limitation, the Executive being available to DeVry upon reasonable notice for interviews and factual investigations, appearing at DeVry’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to DeVry all pertinent information and turning over to DeVry all relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments). In the event DeVry requires the Executive’s cooperation in accordance with this Section 27, DeVry will pay the Executive a reasonable per diem as determined by the Board and reimburse the Executive for reasonable expenses incurred in connection therewith (including lodging and meals, upon submission of receipts).

28.          Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of DeVry and the Executive or pursuant to Section 17, and no course of conduct or course of dealing or failure or delay by any Party hereto in enforcing or exercising any of the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

DEVRY INC.

By:

Printed: Daniel M. Hamburger
Title: President and Chief Executive Officer

EXECUTIVE

Printed: Donna N. Jennings-Howell

EXHIBIT (jj)

DEFINITIONS

“Accrued Benefits” means (a) Base Salary earned through the Termination Date; (b) except in the event of a termination by DeVry with Cause, the balance of any awarded (i.e., the amount and payment of the specific award has been fully approved by the Board) but as yet unpaid, annual cash incentive or other incentive awards for any fiscal year prior to the fiscal year during which the Executive’s Termination Date occurs; (c) a payment representing the Executive’s accrued but unused vacation; and (d) anything in this Agreement to the contrary notwithstanding, (i) the payment of any vested, but not forfeited, benefits as of the Termination Date under DeVry’s employee benefit plans payable in accordance with the terms of such plans and (ii) the availability of such benefit continuation and conversion rights to which Executive is entitled in accordance with the terms of such plans.

“Affiliates” means any company, directly or indirectly, controlled by, controlling or under common control with DeVry, including, but not limited to, DeVry’s subsidiary entities, parent, partners, joint ventures, and predecessors, as well as its successors and assigns.

“Board” means the Board of Directors of DeVry Inc.

“Business” means (a) the provision of educational services to individuals at the secondary through post-secondary levels of education and/or training services to individuals seeking professional certifications or professional education by (i) a market funded institution offering degree and non-degree programs (ii) at classroom locations in multiple states and/or through an online curriculum delivery mechanism, and (b) any other business directly engaged in by DeVry and its Affiliates during the Employment Period.

“Cause” means (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, dishonesty, fraud, illegal drug use or breach of fiduciary duty, (ii) willful failure to perform duties as reasonably directed by the CEO or the CEO’s designee, (iii) the Executive’s gross negligence or willful misconduct with respect to the performance of the Executive’s duties hereunder, (iv) obtaining any personal profit not fully disclosed to and approved by the Board in connection with any transaction entered into by, or on behalf of, DeVry, or (v) any other material breach of this Agreement or any other agreement between the Executive and DeVry.

“CEO” means the President and Chief Executive Officer of DeVry Inc.

“Change in Control” means such term as defined in the DeVry Inc. Incentive Plan of 2005.

“Change in Control Period” means the period commencing on the date of a Change in Control and ending on the twelve (12) month anniversary of such date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Code of Business Conduct and Ethics” means such code as maintained by DeVry Inc., as amended from time to time.

“Compensation Committee” means that committee of the Board which shall have authority over the compensation (cash and non-cash) of certain aspects of DeVry, including, but not limited to, all officers and executives of DeVry, including DeVry’s Chief Executive Officer, and all option grants for any employee, executive, officer, director or consultant of DeVry.

“Copyright Act” means the United States Copyright Act of 1976, as amended.

“Customer” means any Person:

(a)          who purchased products or services from DeVry or any of its Affiliates during the twelve (12) month period prior to the date of termination of the Executive’s employment; or

(b)          to whom DeVry or any of its Affiliates solicited the sale of its products or services during the twelve (12) month period prior to the date of termination of the Executive’s employment.

“Good Reason” means, without the Executive’s consent, (i) material diminution in title, duties, responsibilities or authority; (ii) reduction of Base Salary, MIP Target or employee benefits except for across-the-board changes for executives at the Executive’s level; (iii) exclusion from executive benefit/compensation plans; (iv) material breach of the Agreement that DeVry has not cured within thirty (30) days after the Executive has provided DeVry notice of the material breach which shall be given within sixty (60) days of the Executive’s knowledge of the occurrence of the material breach; or (v) resignation in compliance with securities, corporate governance or other applicable law (such as the US Sarbanes-Oxley Act) as specifically applicable to such Executive. For avoidance of doubt, a change in reporting relationship to the CEO’s designee shall not constitute “Good Reason.”

“MIP Award” means the amount actually awarded Executive under DeVry’s annual Management Incentive Plan, as in effect from time to time, upon the achievement of specific DeVry-wide and personal performance goals of the Executive that will be determined each fiscal year by the Executive’s direct supervisor and/or the Compensation Committee as necessary and appropriate to comply with DeVry policy.

“MIP Target” means the percentage of Executive’s Base Salary established as the target under DeVry’s Management Incentive Plan, as adjusted from time to time.

“Permanent Disability” means mental, physical or other illness, disease or injury, which has prevented the Executive from substantially performing Executive’s duties hereunder for the greater of: (a) the eligibility waiting period under DeVry’s long term disability Plan, if any, (b) an aggregate of six (6) months in any twelve (12) month period, or (c) a period of three (3) consecutive months.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory entities, department, agency or authority.

“Release” means the waiver and release agreement generally used by DeVry for executives, as amended from time to time.

“Restricted Area” means (a) throughout the world, but if such area is determined by judicial action to be too broad, then it means (b) within North America, but if such area is determined by judicial action to be too broad, then it means (c) within the continental United States, but if such area is determined by judicial action to be too broad, then it means (d) within any state in which DeVry and its Affiliates is engaged in Business.

“Termination Date” means the last day of Executive’s employment with DeVry Inc.